EXHIBIT 1



                         CONSENT OF INDEPENDENT AUDITORS




We hereby consent to the incorporation by reference in the Prospectus Supplement of Bear Stearns Asset Backed Securities Trust 2003-HE1, relating to Asset Backed Certificates, Series 2003-HE1 comprising part of the Registration Statement (No. 333-91334) of Bear Stearns Asset Backed Securities, Inc., of our reports, dated February 3, 2003, relating to our audits of the consolidated financial statements of ACE Guaranty Corp. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002. We also consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement.



/s/ Pricewaterhouse Coopers LLP
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Pricewaterhouse Coopers LLP
New York, New York
December 26, 2003